Exhibit 10.1

THIRD AMENDED AND RESTATED
JOINT VENTURE AND SHAREHOLDERS AGREEMENT

BETWEEN

WELLS FARGO FINANCIAL LEASING, INC.

AND

HYSTER-YALE GROUP, INC.

DATED SEPTEMBER 17, 2018

THIRD AMENDED AND RESTATED JOINT VENTURE AND SHAREHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED JOINT VENTURE AND SHAREHOLDERS AGREEMENT (“Agreement”), dated September 17, 2018 (the “Restatement Effective Date”) is by and between HYSTER-YALE GROUP, INC., a Delaware corporation with offices at 5875 Landerbrook Drive, Suite 300, Mayfield Heights, OH 44124 (“Hyster-Yale”), and WELLS FARGO FINANCIAL LEASING, INC., an Iowa corporation with offices at 5000 Riverside Drive, Suite 300E, Irving, TX 75039 (“Wells Fargo”).

BACKGROUND

Hyster-Yale and its subsidiaries are in the business of manufacturing forklift trucks, forklift truck attachments, fuel cells and other equipment, including without limitation, Hyster, Yale, Utilev, Bolzoni, Auramo, Meyer and Nuvera brand name equipment (collectively, the “Hyster-Yale Equipment”) that is sold and distributed by Hyster-Yale and its subsidiaries and its dealers (“Dealers”).

Wells Fargo is in the business of, among other things, providing financing on equipment similar to the Hyster-Yale Equipment.

Hyster-Yale and Wells Fargo have now determined to revise the nature of their relationship to best provide (a) certain types of financing to the Dealers and to the customers of Hyster-Yale and the Dealers (“Customers”) for (i) all types and brands of Hyster-Yale Equipment, (ii) certain other equipment sold by Dealers (“Allied Equipment”) and (iii) equipment sold by non-Dealers to certain Customers deemed by Hyster-Yale to be strategic customers (“Strategic Equipment”) and (b) other forms of financing either expressly sanctioned in the By-Laws of HYG Financial Services, Inc. or as approved by the Board of Directors of HYG Financial Services, Inc.

In conjunction therewith, Hyster-Yale and Wells Fargo have determined to amend and restate the Second Amended and Restated Joint Venture and Shareholders Agreement dated November 21, 2013, as such has been amended from time to time (the “Current Shareholders Agreement”), and certain of the ancillary agreements related to the operation of the HYG Financial Services, Inc. Therefore, this Third Amended and Restated Joint Venture and Shareholders Agreement amends and restates the Current Shareholders Agreement and sets forth the terms and conditions on which Hyster-Yale and Wells Fargo shall continue to operate HYG Financial Services, Inc. (“HYGFS”), an entity owned twenty percent (20%) by Hyster-Yale and eighty percent (80%) by Wells Fargo.

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein below, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Formation and Purposes.

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(a)    On even date herewith, Wells Fargo and Hyster-Yale each hereby agree to amend and restate the Current Shareholders Agreement with Hyster-Yale continuing to own twenty percent (20%) and Wells Fargo eighty percent (80%) of the outstanding shares of capital stock of HYGFS. On or after the date that this Agreement commences the following agreements shall be contemporaneously amended: (i) the Second Amended and Restated Corporate Name Agreement shall be amended and restated in the form of Exhibit A attached hereto; (ii) the Second Amended and Restated By-Laws of HYGFS shall be amended and restated in the form of Exhibit B attached hereto; (iii) the Financing Agreement and the related Guaranty shall be amended and restated in the form of Exhibit C attached hereto; (iv) the Second Amended and Restated Administrative Services Agreement shall be amended and restated in the form of Exhibit D attached hereto; (v) the Tax Settlement Agreement Acknowledgement shall be updated in the form of Exhibit E attached hereto; (vi) the Fourth Amended and Restated Remarketing Services Agreement shall be amended and restated in the form of Exhibit F attached hereto; and (vii) the First Amended and Restated Recourse and Indemnity Agreement shall be amended and restated in the form of Exhibit G attached hereto.

(b)    Hyster-Yale and Wells Fargo hereby agree that the primary purpose of HYGFS shall be to provide the following types of financial services:

(i)    origination and/or acquisition of floor plan and fleet rental financing to the Dealers with respect to their inventory of Hyster-Yale Equipment and any related trade- ins (“Hyster-Yale Inventory Financing”);

(ii)    origination and/or acquisition of floor plan and fleet rental financing to the Dealers with respect to their inventory of new and/or used equipment other than Hyster- Yale Equipment (“Allied Inventory Financing”);

(iii)    origination and/or acquisition of parts inventory financing to the Dealers (“Parts Inventory Financing”; the Hyster-Yale Inventory Financing, Allied Inventory Financing and Parts Inventory Financing being collectively referred to as “Inventory Financing”);

(iv)    origination and/or acquisition of accounts receivable financing to the Dealers (“Accounts Receivable Financing”; the Inventory Financing and Accounts Receivable Financing being collectively referred to as “Wholesale Financing”);

(v)    origination and/or acquisition of financing with respect to any vehicles, computers and/or other types of commercial equipment (other than inventory) for the Dealers (“Commercial Equipment Financing”);

(vi)    origination and/or acquisition of leases constituting leases subject to the terms of Article 2-A of the Uniform Commercial Code (“True Leases”) to the Customers and Dealers with respect to Hyster-Yale Equipment, Allied Equipment or Strategic Equipment (“Lease Financing”);

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(vii)    origination and/or acquisition of secured loans, conditional sales contracts, financing leases, lease-purchase agreements or other financings (other than Lease Financings) to the Customers with respect to Hyster-Yale Equipment, Allied Equipment or Strategic Equipment (“Money-Over-Money Financing”; Commercial Equipment Financing, Lease Financing and Money-Over-Money Financing being collectively referred to as “Retail Financing”); and

(viii)    any other financing offerings mutually agreed to by the Board of Directors of HYGFS, including but not limited to financing of a Dealer to facilitate the acquisition of an existing dealership or financing to facilitate Dealer or Hyster-Yale sale-leaseback transactions.

(c)    Anything in Section 1(b) above to the contrary notwithstanding and subject to the provisions of Section 5(g) below, it is agreed and understood that HYGFS shall have the power and authority to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

2.	Initial Capitalization of HYGFS.

(a)    HYGFS has authorized capital stock consisting of One Thousand (1,000) shares of common stock, One Dollar ($1.00) par value (the “Shares”).

(b)    On the date of this Agreement, there are One Thousand (1,000) Shares issued and outstanding, of which two hundred (200) Shares are owned by Hyster-Yale and Eight Hundred (800) Shares are owned by Wells Fargo.

(c)    Hyster-Yale agrees to purchase twenty percent (20%) and Wells Fargo agrees to purchase eighty percent (80%) of the number of Shares issued by HYGFS at any time.

3.	Additional Capital Contributions.

(a)    After giving effect to the initial capitalization of HYGFS as described in Section 2(b) above, and subject to the debt/equity limitations set forth in Section 3(b) below, when, as and if needed (whether on the basis of actual or reasonably forecasted investments to be made) by HYGFS, Hyster-Yale and Wells Fargo agree to make additional capital contributions to HYGFS, which when added to all previous capital contributions, will not, without the consent of Hyster-Yale and Wells Fargo, exceed an aggregate capitalization of One Hundred Million Dollars ($100,000,000.00). Each such contribution to capital shall be made twenty percent (20%) by Hyster-Yale and eighty percent (80%) by Wells Fargo, but neither Hyster-Yale nor Wells Fargo shall be required to pay its proportion of any such contribution if the other does not pay its proportion thereof. Such additional capital contributions shall be payable in full to HYGFS upon receipt of written notice from Wells Fargo requesting such capital contributions. Subject to the provisions of the second sentence of this Section 3(a), it is agreed that Wells Fargo may deduct from any earnings of HYGFS any amount necessary to satisfy such additional capital contributions. No additional Shares of HYGFS may be issued in return for any additional capital contributions; provided, however, that if any additional Shares are being issued, then such Shares

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shall be issued to both Hyster-Yale and Wells Fargo in proportion to such additional capital contributions.

(b)    It will be the financial policy of HYGFS to maintain a Debt/Equity Ratio of approximately 15:1 or such higher ratio as may be agreed to by Wells Fargo and Hyster-Yale from time to time. As used in this Agreement, the term “Debt/Equity Ratio” shall mean a ratio calculated as follows:

The numerator shall equal the principal amount of the Debt of HYGFS, plus interest accrued thereon; and the denominator shall equal the shareholders equity shown on HYGFS’s most recent financial statements (adjusted to reflect increases or decreases in shareholders’ equity that may have occurred since the date of such most recent financial statements).

As used in this Agreement, the term “Debt” shall mean all obligations for borrowed money of HYGFS and shall include, but not be limited to any borrowings by HYGFS from Wells Fargo.

4.	Fiscal Year.

The fiscal year of HYGFS shall end on the last day of December.

5.	Management of HYGFS.

(a)    Board of Directors. Wells Fargo and Hyster-Yale agree that the By-Laws of HYGFS shall at all times provide for a Board of Directors consisting of seven (7) persons, each of whom shall be an employee of either Wells Fargo or Hyster-Yale, or an employee of an affiliate of either Wells Fargo or Hyster-Yale. Hyster-Yale and Wells Fargo each agrees to vote all of the Shares of HYGFS owned or held of record by it at any time so as to elect, and thereafter for the term of this Agreement to continue in office, a Board of Directors consisting of four (4) persons designated by Wells Fargo (the “Wells Fargo Directors”), including the chairperson, and three (3) persons designated by Hyster-Yale (the “Hyster-Yale Directors”). The Board of Directors will determine appropriate levels of synergy and differentiation between the programs offered for the Hyster-Yale brands. The Board of Directors will meet not less often than annually, and in any event, within two weeks of any submission to the Board of Directors for resolution as contemplated by this Agreement.

(b)    Executive Committee. Hyster-Yale and Wells Fargo agree that the By-Laws of HYGFS shall at all times provide for an Executive Committee consisting of five (5) persons, three (3) of whom shall be Wells Fargo Directors (or Wells Fargo employees appointed by the Wells Fargo Directors to serve in their stead) and the other two shall be Hyster-Yale Directors (or Hyster-Yale employees appointed by the Hyster-Yale Directors to serve in their stead). The Executive Committee shall have such powers (including, without limitation, powers with respect to those matters specified in Section 5(g) below) as shall be granted to it by the Board of Directors. A quorum for all meetings of the Executive Committee shall require attendance of the majority of the members thereof, and all actions to be taken by the Executive Committee must be (i) approved by the unanimous consent of the members and (ii) recorded in writing to be made

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available to the Board of Directors. The Executive Committee will meet within one week of any submission to the Executive Committee for resolution as contemplated by this Agreement.

(c)    Officers. Hyster-Yale and Wells Fargo agree that the By-Laws of HYGFS shall at all times provide for the following officers: a President, an Executive Vice President, Vice Presidents, a Treasurer, a Secretary and Assistant Secretaries. Subject to confirmation by the Board of Directors, four Vice Presidents (other than the Executive Vice President) will be designated by the Hyster-Yale Directors (“Hyster-Yale Officers”), and all other officers will be designated by the Wells Fargo Directors (“Wells Fargo Officers”). Hyster-Yale and Wells Fargo will each instruct the Director(s) designated by it to confirm the officers designated by the other parties.

(d)    Working Committee. The By-Laws of HYGFS shall provide for a Working Committee, consisting of four persons, two of whom shall be Hyster-Yale Officers and/or Hyster-Yale employees, as applicable, and two of whom shall be Wells Fargo Officers and/or Wells Fargo employees. Subject to confirmation by the Board of Directors, the Hyster-Yale representatives on the Working Committee shall be designated by Hyster-Yale, and the Wells Fargo representatives on the Working Committee shall be designated by Wells Fargo. The Working Committee shall have the following duties:

(A)    identify promotions and financing programs to support Hyster-Yale initiatives, including providing data to increase market competitiveness of new products;

(B)    setting response times and target credit approval rates;

(C)    monitoring credit approval target achievements and providing input for development of automated systems;

(D)    reviewing competitiveness and adequacy of financing program rates; and

(E)    review staffing and personnel matters, including review of sales coverage and strategy.

The Working Committee Members shall be set by the Board of Directors at a meeting of the Board of Directors. The Working Committee, by the vote of any two of its members, may refer any matter to the Executive Committee for review and resolution, which matter will be considered and resolved by the Executive Committee within two weeks of such referral.

(e)    Status of Directors and Officers. All directors and officers of HYGFS will be employees of either Hyster-Yale or Wells Fargo, or employees of an affiliate of Hyster-Yale or Wells Fargo, and said directors and officers shall remain participants in any retirement or pension plan, insurance, medical or other employee benefit plans of Hyster-Yale or Wells Fargo, or any such affiliate, as the case may be; it being understood and agreed that HYGFS will not have any employees and shall not be required to adopt, or maintain in force, any such employee benefit plans.

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(f)    Compensation of Directors and Officers. No director or officer of HYGFS shall be entitled to any compensation from HYGFS in consideration of any services that may be from time to time rendered to HYGFS.

(g)    Super-majority Provisions in By-Laws. Hyster-Yale and Wells Fargo agree that the By-Laws of HYGFS shall at all times provide that any action to be taken by HYGFS on any of the matters listed in this Section 5(g) below must be approved by either the affirmative vote of the entire Board of Directors or the unanimous consent of Hyster-Yale and Wells Fargo:

(i)    entry into any business other than providing the financial services to the Dealers and the Customers as described in Section 1(b) above;

(ii)    approving the annual operational plan and major variances to each such plan, approving annual financial statements, and any declaration of dividends other than those which are not in excess of current year’s earning or those under Section 15(b) herein below;

(iii)    guaranteeing the indebtedness or other obligation of any person or entity;

(iv)    borrowing any funds, except from Wells Fargo Bank, N.A. or its affiliates;

(v)    pledging, mortgaging or otherwise encumbering any assets (tangible or intangible) as security for loans or otherwise;

(vi)    acquiring or disposing of any assets, or otherwise entering into any commitment, contract or transaction other than in the normal course of business;

(vii)    merging or consolidating with or into any other entity;

(viii)    liquidating or dissolving other than in accordance with the terms and conditions of this Agreement;

(ix)    except as otherwise provided in Section 3 above, issuing any new Shares or increasing the authorized capital stock of HYGFS, or repurchasing any of the capital stock of HYGFS, or entering into any agreement for the sale, purchase or transfer of any of the Shares of HYGFS;

(x)    amending or otherwise modifying the Certificate of Incorporation or By-
Laws of HYGFS; or

(xi)    granting any power to the Executive Committee or the Working Committee not contained in this Agreement; or

(xii)    establishing any additional committee of the Board of Directors, other than the Executive Committee and Working Committee, or creating or altering the powers and/

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or responsibilities of any committee of the Board of Directors, including without limitation the Executive Committee and Working Committee.

(h)    Removal of Directors or Officers. If at any time Hyster-Yale or Wells Fargo shall notify the other party that the notifying party desires any director of HYGFS designated by it to be removed as a director, the other party agrees that it will take all action necessary in order to cause the removal of such director. If at any time either Hyster-Yale or Wells Fargo shall notify the other party that the notifying party desires that any officer of HYGFS designated by it be removed as an officer of HYGFS, the other party agrees that it will take all action necessary in order to cause the removal of such officer.

(i)    Vacancies. Whenever any vacancy on the Board of Directors is to be filled, the party who designated the individual formerly occupying such directorship shall be entitled to designate a successor to fill such vacancy and the other party hereto agrees to take such action as is necessary to cause such individual to be elected as a member of the Board of Directors. Whenever any vacancy occurs with respect to any officer of HYGFS, the party who designated the individual formerly occupying such position shall be entitled to designate a successor to fill such vacancy, subject to confirmation by the Board of Directors, and the other party hereto agrees to take such action as is necessary to cause such individual to be elected as an officer, and to instruct the Director(s) designated by it to confirm the designation of the successor to such position.

6.	Service and Financing Agreements.

On or after the date upon which this Agreement commences, Hyster-Yale and Wells Fargo agree to cause HYGFS to enter into the following restated and amended agreements (“Other Agreements”):

(i)    a First Amended and Restated Financing Agreement with Wells Fargo in the form of Exhibit C hereto (“Financing Agreement”);

(ii)    a Third Amended and Restated Administrative Services Agreement with Wells Fargo in the form of Exhibit D hereto (“Administrative Services Agreement”;

(iii)    a Tax Settlement Agreement Acknowledgement with Wells Fargo & Company and Wells Fargo Bank, National Association, in the form of Exhibit E hereto (the “Tax Settlement Agreement”; the Financing Agreement, Administrative Services Agreement and Tax Settlement Agreement being collectively referred to as the “Other Wells Fargo Agreements”);

(iv)    a Fifth Amended and Restated Remarketing Services Agreement with Hyster-Yale in the form of Exhibit F hereto (“Remarketing Agreement”);

(v)    a Second Amended and Restated Recourse and Indemnity Agreement with Hyster-Yale in the form of Exhibit G hereto (“Recourse Agreement”); and

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(vi)    a Third Amended and Restated Corporate Name Agreement with Hyster- Yale in the form of Exhibit A hereto (“Corporate Name Agreement”; the Remarketing Agreement, Recourse Agreement and Corporate Name Agreement being collectively referred to as the “Other Hyster-Yale Agreements”).

To the extent that any term or provision of this Agreement is in conflict with any term or provision of the Other Agreements, the terms and provisions of such Other Agreements shall prevail.

7.	Hyster-Yale Obligations.

(a)    Subject to the provisions of Section 30 herein below, Hyster-Yale shall have primary responsibility for communicating with the Dealers and the Customers with respect to marketing the financial services of HYGFS (including, without limitation, training Dealer sales personnel on the use of financing as a major sales tool, providing the Dealers from time to time with finance rates and factors approved by HYGFS, assisting the Dealers in closing major financing transactions, recommending for establishment Dealer credit lines with respect to Wholesale Financing, scheduling Dealer floor plan audits, collections follow-up with Dealers in default under Wholesale Financing arrangements and generally promoting the Wholesale Financing and Retail Financing offered by HYGFS as an alternative source of financing to the Dealers and the Customers). The costs and expenses related to the provision of such services by Hyster-Yale shall not be reimbursed by HYGFS to Hyster-Yale, rather Hyster-Yale shall receive a Loan Origination Fee pursuant to the terms of Section 17(a) below and a Participation Fee (the “Participation Fee”) in the manner set forth in Exhibit H. Anything in the first sentence of this Section 7(a) notwithstanding, Hyster-Yale shall not make any commitment of any kind whatsoever (written, verbal, implied or otherwise) on behalf of Wells Fargo, and Hyster-Yale shall not make any commitment of any kind whatsoever (written, verbal, implied, or otherwise) on behalf of HYGFS unless such commitment is specifically authorized by the Board of Directors of HYGFS or is within the scope of authority delegated to the Working Committee of HYGFS and such commitment is approved specifically or generically by the Working Committee. Hyster-Yale hereby agrees to indemnify, defend and hold harmless Wells Fargo, HYGFS and their respective successors and assigns, from and against any and all claims, suits, actions, judgments, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with, directly or indirectly, any breach by Hyster- Yale of its obligations under the immediately preceding sentence.

(b)    Hyster-Yale agrees, to the extent permitted by law, to provide information, to the extent that Wells Fargo requires such information, to perform its obligations hereunder or under any of the Other Agreements, at all times during the term hereof.

8.	Wells Fargo Obligations.

(a)    Wells Fargo agrees to support, assist and cooperate with Hyster-Yale in marketing the financial services of HYGFS to the Dealers and the Customers. All reasonable and documented costs and expenses related to the provision of such services by Wells Fargo shall be reimbursed to Wells Fargo by HYGFS pursuant to the terms of Section 17(d) below.

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(b)    Wells Fargo agrees, to the extent permitted by law, to provide information to the extent that Hyster-Yale requires such information to perform its obligations hereunder or under any of the Other Agreements, at all times during the term hereof.

(c)    Anything in this Section 8 notwithstanding, Wells Fargo shall not make any commitment of any kind whatsoever (written, verbal, implied or otherwise) on behalf of Hyster- Yale unless such commitment is specifically authorized in writing by Hyster-Yale. Wells Fargo hereby agrees to indemnify, defend and hold harmless Hyster-Yale and its respective successors and assigns, from and against any and all claims, suits, actions, judgments, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with, directly or indirectly, any breach by Wells Fargo of its obligations under the immediately preceding sentence.

9.	Profitability Criteria.

The profitability criteria of HYGFS shall be set by the Board of Directors annually for each full calendar year throughout the term of this Agreement. All performance criteria and/or any other metrics relevant to the performance of HYGFS will be reviewed at least once every twelve (12) calendar months to ensure that Hyster-Yale and Wells Fargo are satisfied with the performance of HYGFS.

10.	Accounting Records.

(a)    It shall be the responsibility of Wells Fargo to maintain the books, records and accounts of HYGFS pursuant to the same accounting principles which Wells Fargo uses for its own accounts. Consolidated unaudited quarterly and/or annual financial statements for HYGFS shall be provided to Hyster-Yale by Wells Fargo as soon as available, but no later than within seven (7) business days after the close of each quarter and calendar year.

(b)    Hyster-Yale shall have the right to examine and inspect, at any and all times during normal business hours, the books, records and accounts of HYGFS, and Wells Fargo shall make available to Hyster-Yale appropriate personnel to answer any questions related thereto. Such books, records and accounts shall be maintained by Wells Fargo at such location as Wells Fargo may from time to time choose; provided however that the choice of such location shall be subject to the consent of Hyster-Yale, which consent shall not be unreasonably withheld. Wells Fargo and Hyster-Yale each acknowledges that such books, records and accounts shall be and remain the property of HYGFS.

11.	Representations and Warranties.

(a)	Wells Fargo hereby represents and warrants to Hyster-Yale as follows:

(i)    Wells Fargo has been duly and validly organized, and is a validly existing corporation, under the laws of the State of Iowa with full power and authority to enter into this Agreement and to perform its obligations hereunder.

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(ii)    This Agreement has been duly authorized, executed and delivered by Wells Fargo and constitutes Wells Fargo’s valid and binding agreement, enforceable against Wells Fargo in accordance with its terms.

(iii)    Wells Fargo is not a party to, or threatened with any suit, action, arbitration, administrative or other proceeding or governmental investigation which might materially and adversely affect Wells Fargo, this Agreement, or any of the transactions contemplated hereby, and there is no judgment, decree, award or order outstanding against Wells Fargo which might materially and adversely affect Wells Fargo, this Agreement, or any of the transactions contemplated hereby.

(iv)    The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms of this Agreement by Wells Fargo (A) will not result in the breach of any of the terms and provisions of, or constitute a default (after notice, or passage of time, or both) under, or conflict with, any agreement or other instrument by which Wells Fargo is bound where such breach, default or conflict would have a material adverse effect on Wells Fargo’s business or financial condition, (B) will not violate any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation where such violation would have a material adverse effect on Wells Fargo’s business or financial condition, and (C) do not require the consent of any governmental authority.

(b)	Hyster-Yale hereby represents and warrants to Wells Fargo as follows:

(i)    Hyster-Yale has been duly and validly organized, and is a validly existing corporation, under the laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations hereunder.

(ii)    This Agreement has been duly authorized, executed and delivered by Hyster-Yale and constitutes Hyster-Yale’s valid and binding agreement enforceable against Hyster-Yale in accordance with its terms.

(iii)    Hyster-Yale is not a party to, or threatened with, any suit, action, arbitration, administrative or other proceeding, or governmental investigation which might materially and adversely affect Hyster-Yale, this Agreement, or any of the transactions contemplated hereby, and there is no judgment, decree, award or order outstanding against Hyster-Yale which might materially and adversely affect Hyster-Yale, this Agreement, or any of the transactions contemplated hereby.

(iv)    The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms of this Agreement by Hyster- Yale (A) will not result in the breach of any of the terms and provisions of, or constitute a default (after notice or passage of time, or both) under, or conflict with, any agreement or other instrument by which Hyster-Yale is bound where such breach, default or conflict would have a material adverse effect on Hyster-Yale’s business or financial condition, (B) will not violate any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable

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law, rule or regulation where such violation would have a material adverse effect on Hyster-Yale’s business or financial condition, and (C) do not require the consent of any governmental authority.

12.	Indemnities.

Each party agrees to indemnify, defend and hold the other harmless from, against and in respect of any and all claims, demands, damages suffered, or losses incurred, by the party to be indemnified as a result of the failure of any representation or warranty of the indemnifying party, as set forth in Section 11 hereof, to be true and correct.

13.	Litigation.

(a)    In the event that any litigation and/or claim arising out of the operations conducted under this Agreement or the Other Agreements in which HYGFS, Wells Fargo, their subsidiaries and affiliates, or the directors, officers or employees of any of them, is or are involved or potentially will become involved contains solely allegations of product defect or breach of warranty with respect to any Hyster-Yale Equipment which is the object of financing provided by HYGFS, Hyster-Yale, subject to Section 13(c) hereof, will have sole control of the prosecution or defense of such claim, litigation or potential litigation. Hyster-Yale shall prepare a report for HYGFS and Wells Fargo each month of such litigation and/or claims. Such report shall include the style of the suit, the nature of the claim, the damages sought and the status of each suit.

(b)    In the event that any litigation and/or claim arising out of the operations conducted under this Agreement or the Other Agreements in which HYGFS, Wells Fargo, their subsidiaries and affiliates, or the directors, officers or employees of any of them, is or are involved or potentially will become involved contains solely allegations other than of product defect or breach of warranty with respect to any Hyster-Yale Equipment, Wells Fargo, subject to Section 13(c) hereof, will have sole control of the prosecution or defense of such claim, litigation or potential litigation. Wells Fargo shall prepare a report for HYGFS and Hyster-Yale each month of such litigation and/or claims. Such report shall include the style of the suit, the nature of the claim, the damages sought and the status of each suit.

(c)    The provisions of Sections 13(a) and 13(b) to the contrary notwithstanding, in the event that (i) any claim or litigation arising out of operations conducted under this Agreement or the Other Agreements in which HYGFS, Wells Fargo, their subsidiaries or affiliates, or the directors, officers or employees of any of them, is or are involved or potentially will become involved exceeds $100,000 (with respect to the amount of the claim or demand) or (ii) any claim or litigation contains both (A) allegations of product defect or breach of warranty with respect to any Hyster-Yale Equipment and (B) allegations other than product defect or breach of warranty with respect to any Hyster-Yale Equipment, both Hyster-Yale and Wells Fargo shall be entitled to participate in the prosecution and defense of such claims; provided, however, (i) Hyster-Yale shall have control of the prosecution or defense of any claims involving product defect or breach of warranty with respect to any Hyster-Yale Equipment and (ii) Wells Fargo shall have control of the prosecution or defense of all other claims.

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(d)    In the event that any claim or litigation is subject to indemnity by one party hereto of the other whether under this Agreement or any other agreement, the indemnitor shall have sole control of the litigation thereof (including the negotiation and consummation of any settlement of such claim or of such litigation); provided, however, that the indemnitor acknowledges in writing to the indemnitee(s) its obligation to indemnify with respect to all claims set forth in such litigation and advises in reasonable detail in writing the terms and conditions of any proposed settlement.

(e)    In the event that Hyster-Yale and Wells Fargo are unable to agree on the applicability of any indemnification provision under this Agreement or any Other Agreement in connection with any such claim or litigation, then such matter shall only be settled upon terms and conditions reasonably satisfactory to both Hyster-Yale and Wells Fargo.

(f)    HYGFS shall bear all reasonable and documented outside legal costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) arising from the prosecution or defense of any claim or litigation by or against HYGFS, its directors, officers or employees, as well as any compromise or settlement thereof, unless such claim or litigation is subject to indemnity by one party hereto whether under this Agreement or any Other Agreement and, in that case, the indemnitor shall bear all reasonable and documented outside legal costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) arising therefrom or from any compromise or settlement thereof.

14.	Term and Termination.

(a)    This Agreement shall be effective on the Restatement Effective Date, shall remain in full force and effect until December 31, 2023 (the “Base Term”) unless sooner terminated as hereinafter provided, and will automatically renew for additional periods of one year (each a “Renewal Term”) unless either party at any time not less than 180 days prior to the end of the Base Term or any Renewal Term notifies the other that the notifying party will not renew this Agreement, in which event this Agreement will expire at the end of such Base Term or Renewal Term. Anything herein to the contrary notwithstanding, either party shall have the right to terminate this Agreement without Cause during the Base Term or any Renewal Term upon at least 180 days prior written notice to the other party.

(b)    Notwithstanding anything to the contrary contained in Section 14(a) hereof, this Agreement may be terminated during the Base Term or any Renewal Term for Cause (as defined below): (x) upon five days prior written notice by either party to the other in the case of events specified in clauses (i) and (ii) below; and (y) upon 30 days prior written notice by either party to the other in the case of events specified in clause (iii) below if the defaulting party fails to cure the default as specified in clause (iii) below. “Cause” shall be defined as follows:

(i)    dissolution or liquidation of the other party or HYGFS;

(ii)    insolvency of the other party or HYGFS or the voluntary institution by the other party or HYGFS of any proceeding under any statute of any governmental authority for the

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relief of debtors, seeking relief from or readjustment of its indebtedness, either through reorganization, composition, extension or otherwise, or the involuntary institution against the other party or HYGFS of any such proceeding which is not vacated within sixty days from the institution thereof, or the appointment of a receiver, custodian or other officer having similar powers for the other party or HYGFS or for the other party’s or HYGFS’s business who is not removed within sixty days after such appointment; and

(iii)    any breach or violation by the other party of any obligation contained in this Agreement (including, without limitation, the exclusivity provisions of Section 19 hereof), or in any other agreement between such party and HYGFS or the other party hereto, which breach or violation is not corrected within thirty (30) days after written notice thereof.

(c)    If this Agreement terminates for any reason whatsoever, the obligations of either party hereto under this Agreement and the Other Agreements shall not be affected or impaired in any manner except as specifically provided for in such agreements. Hyster-Yale and Wells Fargo agree to take such action as may be necessary to cause HYGFS to cease providing any new Wholesale Financing, Retail Financing or other financing after the effective date of the termination (including, but not limited to, calling, terminating or otherwise canceling any Wholesale Financing, Retail Financing or other financing as of such date to the extent legally permitted). Hyster-Yale and Wells Fargo further agree that, upon the effective date of such termination, they will cause HYGFS to immediately wind up its business and affairs and shall proceed to liquidate and dissolve HYGFS. Such liquidation and dissolution shall be achieved through an orderly program calculated to protect the interests of each of Hyster-Yale and Wells Fargo and shall take place over a period of time not to exceed the unexpired term of any contract for financing provided by HYGFS outstanding on the effective date of termination (which contract cannot legally be called, terminated or otherwise canceled by HYGFS) plus six months. In such event, the parties agree that they will use commercially reasonable efforts to effect the prompt liquidation and dissolution of HYGFS and to bring about the distribution of the assets of HYGFS in accordance with the provisions of this Agreement. The provisions of this Section 14(c) to the contrary notwithstanding, it is understood by the parties hereto that HYGFS shall not make distributions “in kind” except upon their prior mutual agreement.

15.	Dissolution of Venture.

(a)    In the event that HYGFS be dissolved and liquidated, the Company shall be wound down and the cash proceeds of such liquidation shall be applied and distributed in the following order of priority, except to the extent otherwise required by applicable provisions of law:

(i)    First, to the payment of debts and liabilities of HYGFS (other than any debts and liabilities owed to either of the parties hereto) and the expenses of liquidation;

(ii)    Next, to the payment of any debts and liabilities of HYGFS to either of the parties hereto; and

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(iii)    Finally, the balance of the assets remaining after the distributions set forth under (i) and (ii) above, pro rata to the shareholders in accordance with the Shares held by them at the time of distribution.

(b)    It is understood that HYGFS shall, from time to time and as available, make interim cash distributions to the parties hereto, pro rata to the shareholders in accordance with the Shares held by them at the time of distribution.

16.	Hyster-Yale’s Stock Option.

(a)    The provisions of Section 14(c) to the contrary notwithstanding, upon the termination of this Agreement by Wells Fargo for Cause, or by Hyster-Yale for Cause, pursuant to Section 14(b) above, then Hyster-Yale shall be entitled, at its sole option, to purchase all, but not less than all, of the Shares of HYGFS held by Wells Fargo (the “Wells Fargo Shares”), such purchase to be made in accordance with the provisions of this Section 16. In order to exercise its option hereunder (the “Stock Option”), Hyster-Yale shall give written notice to Wells Fargo to such effect no later than forty-five (45) days after Hyster-Yale has given or received written notice of termination of the kinds described above.

(b)    The purchase price (“Purchase Price”) for the Wells Fargo Shares under the Stock Option shall be the “net book value” (as hereinafter defined) of such Wells Fargo Shares determined as of the date on which such Wells Fargo Shares are purchased and sold (the “Purchase Date”). For purposes of this Section 16, the “net book value” of the Wells Fargo Shares shall be determined by reference to the “net book value of HYGFS” on the Purchase Date. The “net book value of HYGFS” shall be determined in accordance with generally accepted accounting principles and the regular methods and practices used by HYGFS in keeping its books, applied on a consistent basis, except that the following provisions, even though not necessarily consistent with generally accepted accounting principles, shall apply:

(i)    Goodwill, trade names, trademark, copyrights and similar intangible assets shall be of no value unless such assets shall have been acquired and paid for in cash and, in such event, the value thereof, if any, shall be taken at the amount paid therefor, less any amortization or impairment thereof;

(ii)    Fixed assets, if any, consisting of, but not limited to, furniture and fixtures, shall be taken at cost less accumulated depreciation;

(iii)    Real estate, if any, shall be stated at the fair market value thereof, as determined by an independent appraiser to be selected by the mutual consent of Hyster- Yale and Wells Fargo;

(iv)    Money-over-money retail contracts and wholesale contracts shall be at the outstanding principal balance thereof, plus all accrued and unpaid interest, late charges and other amounts due thereunder;

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(v)    True leases shall be at the termination value thereof (as of the rental payment date immediately preceding the Purchase Date) and all rentals, late charges and other amounts under such leases that are due and unpaid as of the Purchase Date;

(vi)    Adequate provisions for reserves for federal, state and local taxes shall be accrued and applied as a liability as of the balance sheet date;

(vii)    All loss reserves shall be valued at zero;

(viii)    Prepaid insurance and other prepaid expenses and charges shall be reflected as prepaid assets as of the balance sheet date; and

(ix)    Adequate provisions for accounts payable and any other known liabilities of HYGFS shall be taken as a liability as of the balance sheet date.

(c)    On the Purchase Date, Hyster-Yale shall make an initial payment (“Initial Payment”) to Wells Fargo in an amount equal to the estimated “net book value” of the Wells Fargo Shares as indicated on the books and records of Wells Fargo as of the Purchase Date and shall be paid by wire transfer of immediately available funds to an account designated by Wells Fargo.

(d)    On or before the date ninety (90) days after the Purchase Date, Wells Fargo shall submit to Hyster-Yale an unaudited balance sheet of HYGFS dated as of the Purchase Date (“Purchase Date Balance Sheet”) which shall be prepared in accordance with generally accepted accounting principles by Wells Fargo. If requested by Hyster-Yale by written notice delivered to Wells Fargo no later than 30 days after the receipt of the Purchase Date Balance Sheet, the independent public accountants regularly engaged by HYGFS will audit (the “Audit”), at Hyster-Yale’s sole cost and expense, the Purchase Date Balance Sheet. Such Audit shall be conducted in accordance with generally accepted audit standards and shall be sufficient to permit such accountants to render their unqualified opinion to the effect that the original Purchase Date Balance Sheet, or an adjusted Purchase Date Balance Sheet prepared by such accountants (“Adjusted Purchase Date Balance Sheet”), fairly presents the consolidated financial position of HYGFS on the Purchase Date in conformity with generally accepted accounting principles (except as set forth in subsection (b) above) applied on a consistent basis. The Audit shall be final, binding and conclusive on the parties. If Hyster-Yale does not request for any reason whatsoever the Audit in the time and manner required by this Section 16(d), then the original Purchase Date Balance Sheet shall be deemed final, binding and conclusive on the parties.

(e)    On the date which is the thirtieth (30th) day following the date of delivery to Hyster-Yale of the Purchase Date Balance Sheet (or, alternatively, the fifth (5th) business day following the date on which the audit requested pursuant to paragraph (d) above is finalized), the Purchase Price shall be adjusted as follows:

(i)    if the Purchase Price pursuant to the Purchase Date Balance Sheet exceeds the Initial Payment, Hyster-Yale shall pay to Wells Fargo the difference between said amounts (plus

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interest thereon at the Prime Rate that was in effect on the Purchase Date calculated from the Purchase Date); however

(ii)    if the amount of the Initial Payment exceeds the Purchase Price, pursuant to the Purchase Date Balance Sheet, Wells Fargo shall pay to Hyster-Yale the difference between said amounts (plus interest thereon at the Prime Rate that was in effect on the Purchase Date calculated from the Purchase Date).

As used herein, the “Prime Rate” shall mean the highest rate of interest announced by any member bank of the N.Y. Clearinghouse Association as its prime or base lending rate for commercial loans of short term maturities.

(f)    The Purchase Date for the Stock Option shall be on the later of (i) the effective date of termination of this Agreement or (ii) the expiration of any waiting period imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable. On the Purchase Date, Hyster-Yale shall pay to Wells Fargo the Initial Payment for the Wells Fargo Shares. (If post- closing it is determined that the Initial Payment was not equal to the Purchase Price, then the difference shall be reconciled between Hyster-Yale and Wells Fargo as provided in Section 16(e)). Such payment shall be made by wire transfer of Hyster-Yale to Wells Fargo against delivery of the Wells Fargo Shares in the following manner: certificates representing such Shares shall be endorsed in blank, with signatures guaranteed. THE PURCHASE BY Hyster- Yale OF THE Wells Fargo SHARES SHALL BE WITHOUT ANY RECOURSE TO, OR REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER BY, Wells Fargo, except that (i) Wells Fargo has been duly and validly organized, and is a validly existing corporation, under the laws of the State of Minnesota with full power and authority to sell the Wells Fargo Shares to Hyster-Yale, (ii) the sale of the Wells Fargo Shares has been duly authorized by Wells Fargo, and (iii) Wells Fargo has good and marketable title to the Wells Fargo Shares and has the absolute right, power and capacity to sell assign and transfer the Wells Fargo shares to Hyster-Yale free and clear of any liens, claims and encumbrances arising by, through or under Wells Fargo (other than restrictions imposed generally by state and federal securities laws with respect to unregistered securities).

(g)    Anything in the foregoing to the contrary notwithstanding, the Stock Option shall be deemed null and void, and Wells Fargo shall have no duty or obligation under this Section 16 or otherwise to sell the Wells Fargo Shares to Hyster-Yale, if such sale would require such Wells Fargo Shares or the transaction to be registered under any applicable federal or state securities laws. In connection with any purchase of the Wells Fargo Shares pursuant to the Stock Option, Hyster-Yale understands and agrees that it will be required to provide Wells Fargo with representations and warranties that would reasonably be expected to be provided in substantially similar transactions.

(h)    In the event that Hyster-Yale exercises its Stock Option, Hyster-Yale shall, unless Wells Fargo has terminated this Agreement without Cause, be obligated to reimburse Wells Fargo upon demand for all out-of-pocket fees, costs and expenses of any kind whatsoever incurred by Wells Fargo in connection therewith and/or in connection with its sale of the Wells Fargo Shares to Hyster-Yale (including, without limitation, any fees and disbursements of outside counsel or

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outside accountants and any costs related to the prepayment of any debt incurred by Wells Fargo as a result of its obligations under the Financing Agreement).

17.	Staffing and Organization Expenses.

(a)    Hyster-Yale shall supply front room personnel (frontroom personnel are those that primarily dedicate their time to working on Wholesale and Retail Financing prior to closing and booking), which personnel may comprise the following positions: managers, field representatives, account representatives, wholesale administrators and administrative assistants. All such personnel will be fully dedicated to HYGFS. Frontroom staffing, shall be mutually agreed upon by the parties from time to time based on the needs of HYGFS. As compensation for the frontroom staffing, Hyster-Yale shall be entitled to an annual loan origination fee (“Loan Origination Fee”). The Loan Origination Fee shall be the greater of (i) $750,000.00, or (ii) $750,000.00 times the Consumer Price Index (“CPI”) measured on the September 30 of the year prior to the payment of the Loan Origination Fee divided by the CPI measured as of September 30, 2012. The Loan Origination Fee may be paid by HYGFS to Hyster-Yale quarterly or otherwise as HYGFS and Hyster-Yale may agree.

(b)    Wells Fargo (or on behalf of Wells Fargo, Wells Fargo Bank, N.A. or subsidiaries of Wells Fargo Bank, N.A.) shall perform all administrative responsibilities with respect to all Wholesale and Retail Financing entered into by HYGFS pursuant to the terms of the Administrative Services Agreement.

(c)    HYGFS will pay all reasonable external, out-of-pocket expenses incurred by Hyster-Yale and Wells Fargo in connection with the establishment of HYGFS, the qualification and licensing of HYGFS and preparation of the documentation for Wholesale and Retail Financing; provided, however, that the specific type of out-of-pocket expenses to be borne by HYGFS are mutually agreed to by Wells Fargo and Hyster-Yale in writing.

(d)    HYGFS will pay or reimburse all reasonable and documented internal and external out-of-pocket expenses incurred by Wells Fargo in connection with the design, creation and publication of financing and remarketing literature, bulletins, price sheets and promotional literature, provided, however, that the specific type of out-of-pocket expenses to be borne by HYGFS are mutually agreed to by the Working Committee.

18.	Trademarks.

(a)    Wells Fargo hereby waives any right, title and interest in and to the trade names “NMHG,” “Hyster-Yale”, “Utilev”, “Nuvera”, “NMHG Financial Services”, “HYG Financial Services”, “Hyster Capital” and “Yale Financial Services” as well as any and all variations thereof, and the related trademarks. Hyster-Yale hereby grants or shall cause its subsidiaries to grant to Wells Fargo, on the same basis as Hyster-Yale or its subsidiaries, as applicable, has already granted to HYGFS under the Corporate Name Agreement, the right to use the trade names “NMHG”, “Hyster-Yale”, “Utilev”, “Nuvera”, “Bolzoni”, “Auramo”, “Meyer”, “NMHG Financial Services”, “HYG Financial Services”, “Hyster Capital” and “Yale Financial Services”

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and the related trademarks in connection with the performance of Wells Fargo’s obligations hereunder or under any of the Other Agreements.

(b)    Hyster-Yale hereby waives any right, title and interest in and to the trade names “Wells Fargo”, “Wells Fargo & Co.”, “Wells Fargo Bank, N.A.”, “Wells Fargo Financial Leasing, Inc.”, “Wells Fargo Vendor Financial Services, LLC” and “Wells Fargo”, as well as any and all variations thereof, and the related service marks and trademarks.

19.	Exclusivity.

(a)    As to Wells Fargo. With respect to Wells Fargo’s operations in the United States of America, during the Term of the Program, (i) Wells Fargo and its affiliated equipment financing businesses will endeavor not to enter into any other significant financing programs with other manufacturers of forklifts (“Hyster-Yale Competitors”), the primary function of which is to be the exclusive source of financing for forklifts in the United States (such Hyster-Yale Competitors to be mutually determined by Wells Fargo and Hyster-Yale from time to time reasonably acting in good faith), provided that the foregoing shall not require Wells Fargo to cancel or otherwise terminate, and shall not preclude the renewal of, any such financing programs that were in place prior to March 1, 2016, and (ii) on and after March 1, 2017, all Hyster- Yale Inventory Financing and all origination and/or acquisition of true leases, secured loans, conditional sales contracts, financing leases, lease-purchase agreements or other financings of Hyster-Yale Equipment to Dealers and to Customers referred by Dealers shall be originated or acquired and booked by the Company rather than by any other Wells Fargo equipment financing business, except as otherwise agreed in writing by Hyster-Yale.

(b)    As to Hyster-Yale. With respect to Hyster-Yale’s operations in the United States of America, except as otherwise agreed in writing between the parties from time to time, Hyster-Yale will endeavor not to solicit, or enter into, any Retail or Wholesale Financing (or enter into any partnership, joint venture or other arrangement with any other party to provide any of the foregoing) for either Hyster-Yale or Allied Equipment, except that Hyster-Yale may make equity investments in, or general loans and other extensions of credit to or for the benefit of, Dealers from time to time which may be secured by general liens on inventory, receivables, equipment and other assets of the Dealers.

20.	Confidentiality.

All information with respect to HYGFS, Hyster-Yale or Wells Fargo, or with respect to the business, operations, products and customers of HYGFS, Hyster-Yale or Wells Fargo, shall be kept confidential and shall not be disclosed to third parties, except for (i) any disclosures required by law or required to be made to any governmental agencies, or (ii) with respect to HYGFS, any disclosures to its independent certified public accounting firm or to other persons or entities that may need to know for the purpose of the business or operations of HYGFS, or (iii) any disclosures of information that was in the public domain at the time of receipt or subsequently comes into the public domain (other than as a result of an unauthorized disclosure), or (iv) disclosures of the type that are customary in the ordinary course of business (e.g., the terms of financing available from HYGFS).

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21.	Waiver.

Waiver by any party hereto of any breach or default by any other party of any of the terms and conditions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

22.	Notices.

Any notices or other communications required or permitted hereunder shall be made in writing and sufficiently given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Hyster-Yale:

Hyster-Yale Group, Inc.
5875 Landerbrook Drive, Suite 300 Mayfield Heights, OH 44124
Attn: General Counsel To Wells Fargo:
Wells Fargo Financial Leasing, Inc.
5000 Riverside Drive, Suite 300E
Irving, TX 75039
Attention: General Counsel – Vendor Financial Services

Either party hereto may change the address to which each such notice or communication shall be sent by giving written notice of such change of address to the other party hereto in the manner above stated.

23.	Restatement and Amendment.

On the Restatement Effective Date, the Current Shareholders Agreement shall be amended and restated in its entirety by this Agreement and the Current Shareholders Agreement shall thereafter be of no further force and effect except to evidence (i) the representations and warranties of the parties hereto prior to the Restatement Effective Date and (ii) any action or omission performed or required to be performed pursuant to such Current Shareholders Agreement prior to the Restatement Effective Date. The restatements and amendments set forth herein shall not cure any breach thereof existing prior to the Restatement Effective Date. No alteration, amendment, assignment or modification of any of the terms or provisions of this Agreement shall be void unless made pursuant to an instrument in writing signed by each of the parties hereto; provided that the waiver by either party hereto of compliance with a provision hereof or of any breach or default by the other party hereto need be signed only by the party waiving such provision, breach or default.

24.	Adoption by HYGFS; Legend on Certificates.

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(a)    Each of Hyster-Yale and Wells Fargo agrees that it will consent to and approve any amendment to the Certificate of Incorporation or By-Laws of HYGFS which may be necessary or advisable in order to conform to any of the provisions of this Agreement or any amendments hereto to the applicable laws of the State of Delaware as now or hereafter enacted, including, without limitation, the General Corporation Law of the State of Delaware. Each party further agrees to vote its Shares in HYGFS and to execute and deliver such documents as may be necessary in order to implement the provisions of the preceding sentence.

(b)    Shares may be represented by a certificate or may be uncertificated. Any certificates representing the Shares shall have endorsed upon them the following legend:

The sale, assignment, transfer, pledge, encumbrance or hypothecation of the Shares represented by this Certificate are subject to compliance with the terms and conditions of a Third Amended and Restated Joint Venture and Shareholders Agreement, dated September 17, 2018 by and between Hyster-Yale Group, Inc. and Wells Fargo Financial Leasing, Inc., a copy of which is on file at the offices of HYG Financial Services, Inc.

25.	Counterparts.

This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

26.	Successors and Assigns.

Neither party hereto may sell, assign, transfer, pledge, encumber or hypothecate any of its rights or obligations hereunder or any Shares without the prior written consent of the other party hereto. Any attempted sale, assignment, transfer, pledge, encumbrance or hypothecation in violation of this Section shall be void and of no force and effect. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

27.	Section Headings.

All sections, subsections and clauses contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

28.	Governing Law and Arbitration.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Any and all disputes, controversies or claims arising out of, or relating to, this Agreement or any of the Other Agreements shall be determined by arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three. One arbitrator each shall be appointed by Hyster-Yale and Wells Fargo respectively, and the third arbitrator, who shall serve as chairman of the tribunal, shall be appointed by the American Arbitration Association. The place of arbitration shall be New York City. The language of the arbitration shall be English and

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any arbitral award arising from any arbitration pursuant to this paragraph shall be final and binding upon all parties hereto and no party shall seek recourse to a court of law or other authorities to appeal for revision of such decision or any other ruling of the arbitrator. The cost of the arbitration shall be borne by the party who does not prevail in the arbitration proceeding or as is otherwise decided by the arbitration panel. The question of whether a dispute is governed by this arbitration clause shall itself be determined by arbitration.

29.	Severability of Provisions.

If any covenant or other provision of this Agreement is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other covenants and provisions of this Agreement which can be given effect without the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed.

30.	Advertising.

Without the prior written consent of the other party hereto, neither Hyster-Yale nor Wells Fargo shall advertise in any manner the financial services of HYGFS (whether by written brochure, newspaper advertisement, radio commercial, television commercial or otherwise), even if such advertisement is intended solely for the Dealers and the Customers, except that Hyster-Yale may advertise the financial services of HYGFS without mentioning Wells Fargo and without the consent of Wells Fargo, but, if Hyster-Yale does so without the prior written consent of Wells Fargo, Hyster-Yale shall be solely responsible for any costs or liabilities arising from any such advertisement.

31.	Competitiveness.

Wells Fargo will communicate pricing policies consistent with the provisions of Section
3.01 of the Administrative Services Agreement. Wells Fargo and Hyster-Yale acknowledge and agree that all rates quoted by Wells Fargo may be conditioned and subject to change by Wells Fargo, and any such changes will be communicated to Hyster-Yale prior to such changes. Different rates may apply to different financial offerings depending on size, term, product type and credit classification of the Customer. All quoted rates will be at Wells Fargo’s sole discretion. Both Wells Fargo and Hyster-Yale will use commercially reasonable efforts to ensure that HYGFS offers rates and products that are competitive within the U.S. market, and any concerns that Hyster-Yale has with the rates or products offered by Wells Fargo may be addressed by the Board of Directors either independently by the Board of Directors, or upon escalation by the Working Committee or the Executive Committee.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

HYSTER-YALE GROUP, INC.

By: /s/ Kenneth C. Schilling

Senior Vice President and Chief Financial Officer

WELLS FARGO FINANCIAL LEASING, INC.

By: /s/ James W. Kelly

Title: Designated Signer

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